UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2016

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

(Address of principal executive offices, including zip code)

(720) 437-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 29, 2016, Ampio Pharmaceuticals, a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”), with an institutional investor named therein. Pursuant to the terms of the Purchase Agreement, the Company has agreed to sell 5,000,000 shares of its common stock, $0.0001 par value per share (the “Common Stock”), together with warrants (the “Warrants”) to purchase up to 5,000,000 shares of Common Stock with an exercise price of $1.00 per share at a combined offering price of $0.75 per share of Common Stock and accompanying Warrant (the “Offering”). The net proceeds to the Company from the Offering are expected to be approximately $3.4 million, including estimated Offering expenses payable by the Company, but excluding the proceeds, if any, from the exercise of the Warrants. The Offering is expected to close on or about September 1, 2016, subject to customary closing conditions.

The Warrants will be exercisable immediately upon issuance and from time to time thereafter through and including the fifth year anniversary of the initial exercise date. The Warrants prohibit any exercise by a holder that would cause such holder to hold in excess of 4.99% of the Company’s then issued and outstanding shares of Common Stock. This limitation may be increased to 9.99% of the Company’s then issued and outstanding shares of Common Stock upon 61 days’ prior written notice from a Warrant holder. The exercise price of the Warrants is subject to adjustment in the event the Company issues securities, other than certain permitted issuances, at a per share price less than the exercise price of the Warrants. In the event of a change of control of the Company, a Warrant holder may demand redemption of the Warrants for cash in accordance with a Black-Scholes option pricing model. As long as any Warrants remain outstanding, the Company may not issue any options or securities convertible into shares of its Common Stock at a variable price.

Pursuant to the Purchase Agreement, the Company has agreed not to sell any of its equity securities for a period of 90 days following the closing of the Offering, subject to certain permitted exceptions, including the ability to sell up to $5,000,000 of shares of its Common Stock through its existing “at-the-market” equity offering program at a purchase price of $1.25 per share or greater. Each Warrant holder will also have the right to purchase up to 30% of any equity financing undertaken by the Company for a period of 12 months following the closing of the Offering, subject to specified exceptions.

The Shares and the Warrants are being offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-193096). The shelf registration statement was declared effective by the SEC on January 22, 2014. Financial West Group, member FINRA/SIPC (“Financial West Group”), is acting as the placement agent for the Offering.

In connection with the offering, the Company issued a warrant to purchase up to 150,000 shares of its Common Stock to Financial West Group, with an exercise price of $0.9375 per share (the “Financial West Group Warrant”). The Financial West Group Warrant is exercisable immediately upon issuance, and will be exercisable for five years. Pursuant to the rules of the Financial Industry Regulatory Authority, Inc., and in particular Rule 5110(g)(1), the Financial West Group Warrant (and underlying shares of the Company’s Common Stock) may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of the Purchase Agreement.

A copy of the legal opinion of Goodwin Procter LLP, relating to the validity of the Shares and the binding nature of the Warrants issued in the Offering, is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the registration statement.

The foregoing summaries of the terms of the Purchase Agreement, the Warrants and the Financial West Group Warrant are subject to, and qualified in their entirety by, such documents attached herewith as Exhibits 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Forward-Looking Statements

Statements in this report that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, the Company’s issuance of securities and the amount of proceeds from the Offering and the closing of the Offering. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from any results expressed or implied by such forward-looking statements. Risk factors that may cause actual results to differ are discussed in the Company’s SEC filings, including its annual report on Form 10-K for the year ended December 31, 2015. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this report as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Form of Warrant to Purchase Common Stock

4.2	Form of Warrant to Purchase Common Stock

5.1	Opinion of Goodwin Procter LLP

10.1	Purchase Agreement, dated as of August 29, 2016, by and among Ampio Pharmaceuticals, Inc. and the investor named therein

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release of Ampio Pharmaceuticals, Inc. issued August 29, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Gregory A. Gould
Gregory A. Gould
Chief Financial Officer

Dated: August 29, 2016

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Warrant to Purchase Common Stock

4.2	Form of Warrant to Purchase Common Stock

5.1	Opinion of Goodwin Procter LLP

10.1	Purchase Agreement, dated as of August 29, 2016, by and among Ampio Pharmaceuticals, Inc. and the investor named therein

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release of Ampio Pharmaceuticals, Inc. issued August 29, 2016